Filed pursuant to Rule 424(b)(2)
Registration Statement No.  333-159249

Prospectus Supplement
(To Prospectus dated June 4, 2009)

4,482,609 Shares Common Stock $1.700 per Share

We are selling 4,482,609 shares of our common stock, no par value, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is traded on the NASDAQ Capital Market under the symbol “APPY.”  On October 6, 2009, the last reported sale price of our common stock was $2.16 per share.

As of October 6, 2009, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $48,707,592 based on 32,312,642 shares of outstanding common stock, of which 9,762,831 shares are held by affiliates, and a price of $2.16 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on October 6, 2009.  As of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-calendar-month period that ends on, and includes, the date of this prospectus supplement.

Investing in our common stock involves a high degree of risk.  See “Risk factors” beginning on page S-3 of this prospectus supplement.

	Per Share	Total
Public offering price	$1.700	$7,620,435
Underwriting discounts and commissions	$0.059	$265,865
Proceeds, before expenses, to AspenBio Pharma, Inc.	$1.641	$7,354,570

We have granted ThinkEquity LLC, as the sole underwriter, an option, for a period of 30 days, to purchase an aggregate of up to 672,391 additional shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any.

ThinkEquity LLC expects to deliver the shares on or about October 13, 2009.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

ThinkEquity LLC

October 6, 2009

Table of contents

Prospectus supplement

Accompanying prospectus

About this Prospectus	1
Documents Incorporated by Reference	2
Where You Can Find More Information	2
Note of Caution Regarding Forward-Looking Statements	3
Risk Factors	3
Use of Proceeds	9
Description of Units and Warrants	9
Plan of Distribution	9
Indemnification for Securities Act Liabilities	10

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document or that any information we have incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction.  Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary does not contain all of the information that you should consider before deciding to invest in our common stock.  You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk factors” section contained in this prospectus supplement and our consolidated financial statements and the related notes and the other documents that we have filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Overview

AspenBio Pharma, Inc. (referred to as “AspenBio,” “we,” “us” or “our”) is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture and marketing of novel proprietary products that have large worldwide market potential.  We were originally formed in August 2000 as a Colorado corporation to produce purified proteins for diagnostic applications and have successfully leveraged our foundational science and technology expertise to rapidly develop a pipeline of new products.  Today, we are primarily focused on advancing towards commercialization of our recently patented blood-based human diagnostic test, AppyScore™, to aid in the diagnosis or rule out of human appendicitis and several novel reproduction drugs for use in high value animals.

Human Diagnostics

AppyScoreTM is the only known blood-based test to aid in diagnosis or rule out of appendicitis.  The test is designed to provide a timely, quantitative and objective assessment for appendicitis which we believe will significantly aid Emergency Department (“ED”) physicians in triaging patients complaining of abdominal pain.  AppyScore measures the abundance of MRP 8/14, an inflammation biomarker which we have identified to be elevated in acute appendicitis.  We believe the AppyScore product has the potential to enhance the accuracy and speed of diagnosis, improve the standard of care for acute appendicitis and assist ED physicians in reducing the number of Computed Tomography (“CT”) imaging studies performed to rule out a diagnosis of acute appendicitis.

Animal Healthcare
Through our single-chain gonadotropin platform technology we licensed from Washington University in St. Louis and further developed at AspenBio, we are developing animal healthcare products focused on reproduction, initially in bovine, to be followed by other livestock species of economic importance.  Our largest opportunity to date in this area is BoviPure LH™ – a recombinant hormone analog that induces ovulation and reduces the risk of pregnancy loss in dairy cows.  We are also developing a novel breakthrough drug designed for super-ovulation of cows: BoviPure FSH™, a single-chain bovine FSH analog that works in a single dose versus conventional FSH drugs which require a total of 8 doses to be given every 12 hours for consecutive 4 days.  Both of these drugs, BoviPure LH and BoviPure FSH were licensed in 2008 to Novartis Animal Health under a long-term worldwide development and marketing agreement and are currently advancing in the U.S. Food and Drug Administration (“FDA”) approval process.

Human Diagnostic Antigens

AspenBio is a supplier of purified proteins for diagnostic applications to large medical diagnostic companies and research institutions.  We manufacture and market approximately 20-30 purified protein products primarily for use as controls by diagnostic test kit manufacturers and research facilities, to determine whether diagnostic test kits are functioning properly.  In 2008, we had approximately $821,000 in revenue from these products, which has decreased further as we have committed our resources elsewhere.

Corporate Information

We are located at 1585 S. Perry Street, Castle Rock, Colorado 80104.  Our phone number is (303) 794-2000.  We maintain a website at http://www.aspenbiopharma.com.  The information contained in, or that can be accessed through, the website is not part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock offered by us:	4,482,609 shares
Common stock to be outstanding immediately following the offering:	36,795,251 shares
Use of Proceeds:
We intend to use the net proceeds from the sale of the securities under this prospectus supplement for product development, FDA 510(k) submission related activities, general corporate purposes, and working capital.  See “Use of proceeds.”

Risk Factors:
See “Risk factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market Symbol:	APPY

The number of shares of our common stock to be outstanding after the offering is based on 32,312,642 shares of common stock outstanding as of October 2, 2009.  Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriter does not exercise its over-allotment option.

The number of shares of our common stock to be outstanding after the offering does not take into account:

•	4,531,666 shares of our common stock reserved for issuance, as of June 30, 2009, upon the exercise of outstanding stock options at a weighted average exercise price of $2.05 per share; and

•	302,530 shares of our common stock reserved for issuance upon the exercise of outstanding warrants as of June 30, 2009.

Risk factors

An investment in our common stock involves a high degree of risk.  You should carefully consider, in addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, the following risk factors before deciding to purchase any shares of our common stock.  If any of the following risks occur, our business, prospects, reputation, results of operations or financial condition could be harmed.  In that case, the trading price of our common stock could decline, and you could lose some or all of your investment.

Risks Related to Our Business

If we fail to obtain FDA approval, we cannot market certain products in the United States.

Therapeutic or diagnostic products to be used by humans must be approved by the FDA prior to marketing and sale.  This applies to our ability to market, directly or indirectly, our AppyScore appendicitis test.  As new products, these tests must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by the FDA.  In order to obtain required FDA clearance, we may determine to conduct additional specific clinical trials; this process can take substantial amounts of time and resources to complete.  We may elect to delay or cancel our anticipated regulatory submissions for new indications for our proposed new products for a number of reasons, including for the purpose of obtaining a “not substantially equivalent” letter from the FDA and filing for a de novo review of our products.  There is no assurance that any of our strategies for obtaining FDA approval in an expedient manner will be successful, and FDA clearance is not guaranteed.  The timing of such completion, submission and clearance could also impact our ability to realize market value from such tests.  FDA clearance can be suspended or revoked, or we could be fined, based on a failure to continue to comply with those standards.  Similar approval requirements and contingencies will also be encountered in a number of major international markets.

FDA clearance is also required prior to marketing and sale for therapeutic products that will be used on animals, and can also require considerable time and resources to complete.  New drugs for animals must receive New Animal Drug Application approval.  This type of approval is required for the use of our therapeutic equine and bovine protein products.  The requirements for obtaining FDA clearance are similar to that for human drugs described above and will require similar clinical testing.  Approval is not assured and, once FDA clearance is obtained, we would still be subject to fines and suspension or revocation of clearance if we fail to comply with ongoing FDA requirements.

Advances in competing technologies or development of new technologies while we are securing FDA clearance and/or advancing production and marketing of our appendicitis tests could impact the ability to sell our tests and/or reduce their market potential.

The development of new technologies or improvements in current technologies for diagnosing appendicitis, including CT imaging agents and products that would compete with our blood-based appendicitis test, could have an impact on our ability to sell the appendicitis tests or the sales price of the tests.  This could impact our ability to market the tests and/or secure a marketing partner, both of which could have a substantial impact on the value of our appendicitis products.

Medical reimbursement for our products under development, as well as a changing regulatory environment, may impact our business.

The U.S. healthcare regulatory environment may change in a way that restricts our ability to market our appendicitis tests due to medical coverage or reimbursement limits.  Sales of our tests will depend in part on the extent to which the costs of our tests are paid by health maintenance, managed care and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.  These healthcare management organizations and third party payors are increasingly challenging the prices charged for medical products and services.  Traditionally, the containment of healthcare costs has become a priority of federal and state governments.  Accordingly, our potential products may not be considered cost effective, and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis.  Legislation and regulations affecting reimbursement for our products may change at any time and in ways that are difficult to predict and these changes may be adverse to us.  Any reduction in Medicare, Medicaid or other third-party payor reimbursements could have a negative effect on our operating results.

If we successfully obtain FDA clearance to market the appendicitis tests, we may experience manufacturing problems that could limit the near term growth of our revenue.

Our ability to successfully market our appendicitis tests once approved will partially depend on our ability to obtain sufficient quantities of the finished test from qualified Good Manufacturing Practices (“GMP”) suppliers.  While we have identified and are progressing with qualified suppliers, we have not entered into final supply agreements with potential suppliers.  Additionally, we will need to have confidence in their ability to produce tests or component parts in sufficient quantities to meet possible demand since without such capacity we may experience delays in securing products or could be forced to seek alternative suppliers.  The need to locate and use alternative suppliers could also cause delivery delays for a period of time.

The successful development of a medical device such as our appendicitis test is highly uncertain and requires significant expenditures and time.

Successful development of medical devices is highly uncertain.  Products that appear promising in research or development may be delayed or fail to reach later stages of development or the market for several reasons, including manufacturing costs, pricing, reimbursement issues, or other factors that may make the product uneconomical to commercialize.  In addition, success in preclinical clinical trials does not ensure that larger-scale clinical trials will be successful.  Clinical results are frequently susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals.  The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict and requires significant investments.  If our large-scale clinical trials for a product are not successful, we will not recover our substantial investments in that product.

Factors affecting our R&D productivity and the amount of our R&D expenses include, but are not limited to the number and outcome of clinical trials currently being conducted by us and/or our collaborators.

Our results of operations could be affected by our royalty payments due to third parties.

Any revenues from products under development will likely be subject to royalty payments under licensing or similar agreements.  Major factors affecting these payments include but are not limited to:

•	government and third-party payer reimbursement and coverage decisions that affect the utilization of our products and competing products;

•	sales of initial products and receipt of revenue, or sale of a division of AspenBio or the underlying intellectual property governed by the respective license agreement; and

•	whether and when contract milestones are achieved, as described in the respective license agreement.

Our success depends on our ability to develop and commercialize new products.

Our success depends on our ability to successfully develop new products.  Although we are engaged in human diagnostic antigen manufacturing operations and historically substantially all of our limited revenues have been derived from this business, we believe our ability to substantially increase our revenues and generate net income is contingent on successfully developing one or more of our pipeline products.  Our ability to develop any of the pipeline products is dependent on a number of factors, including funding availability to complete development efforts, to adequately test and refine products, and to commercialize our products, thereby generating revenues once development efforts prove successful.  We have encountered in the past, and may again encounter in the future, problems in the testing phase for different pipeline products, sometimes resulting in substantial setbacks in the development process.  There can be no assurance that we will not encounter similar setbacks with the products in our pipeline, or that funding from outside sources and our revenues will be sufficient to bring any or all of our pipeline products to the point of commercialization.  There can be no assurance that the products we are developing will achieve commercial success in the marketplace, nor that we will be able to produce them on an economical basis.

Our success will depend in part on establishing effective strategic partnerships and business relationships.

A key aspect of our business strategy is to establish strategic partnerships.  We currently have license arrangements with the University of Wyoming and Washington University in St. Louis, and a long-term exclusive license and commercialization agreement with Novartis Animal Health, Inc.  It is likely that we will seek other strategic alliances.  We also intend to rely heavily on companies with greater capital resources and marketing expertise to market some of our products, such as our agreements with Novartis and Merial.  While we have identified certain possible candidates for other potential products, we may not reach definitive agreements with any of them.  Even if we enter into these arrangements, we may not be able to maintain these collaborations or establish new collaborations in the future on acceptable terms.  Furthermore, future arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us, and may involve the issuance of our securities.  Our partners may decide to develop alternative technologies either on their own or in collaboration with others.  If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, or if we fail to perform our obligations in a timely manner, the development or commercialization of our technology in potential products may be affected, delayed or terminated.

We may experience manufacturing problems that limit the growth of our revenue.

We purify human and animal antigens and tumor markers as our historical revenue base.  In 2008, our revenues from these sales were approximately $821,000, and for the six months ended June 30, 2009, revenue from these sales was approximately $153,000.  We intend to introduce new products with substantially greater revenue potential, including human diagnostic testing products that we expect will consist of an electronic reader and a disposable cassette tape and recombinant drugs for our animal health business.  We currently have entered into initial contracts with manufacturing companies for initial batch and study work including one of these being a manufacturing partner who meets full current GMP (“cGMP”) requirements and is capable of large-scale manufacturing batches of our recombinant drugs to expand the contractual relationship as part of the FDA approval process for our animal health business.  Delays in finalizing and progressing under agreements with the cGMP facilities may delay our FDA approval process and potentially delay sales of such drugs.  In addition, we may encounter difficulties in production due to, among other things, the inability to obtain sufficient amounts of raw inventory, quality control, quality assurance and component supply.  These difficulties could reduce sales of our products, increase our costs, or cause production delays, all of which could damage our reputation and hurt our financial condition.  To the extent that we enter into manufacturing arrangements with third parties, we will depend on them to perform their obligations in a timely manner and in accordance with applicable government regulations.

Our success depends upon our ability to protect our intellectual property rights.

Our success will partially depend on our ability to obtain and enforce patents relating to our technology and processes and to protect our trade secrets.  Third parties may challenge, narrow, invalidate or circumvent our patents and processes and/or demand payments of royalties that would impact our product costs.  The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation.  Neither the U.S. Patent Office nor the courts have a consistent policy regarding breadth of claims allowed or the degree of protection afforded under many biotechnology patents.

In an effort to protect our un-patented proprietary technology, processes and know-how, we require our employees, consultants and prospective partners to execute confidentiality agreements.  However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information.  These agreements may be breached, and we may not have adequate remedies for any such breach.  In addition, in some situations, these agreements may conflict, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships.  Also, others may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets.

We intend to market our products in many different countries some of which we will not have patents in or applied for.  Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.

We may be unable to retain key employees or recruit additional qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel.  There is intense competition for qualified personnel in our business.  A loss of the services of our qualified personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our development programs and our business.

We have recently undergone changes in senior management, which may impact our business strategies.

In 2009 we recruited and hired a new Chief Executive Officer, a new Chief Operating Officer/Chief Medical Officer, and a new Vice President of Product Development and Manufacturing, and intend to add additional members to our management team in the near future.  Such changes in management could impact our business strategies and cause temporary timing delays in our business plans.

Our competitors may have greater resources or research and development capabilities than we have, and we may not have the resources necessary to successfully compete with them.

Our business strategy is to create a niche to sell unique products that have large market potential and high margin potential.  The bio-pharma and biotechnology business segment is highly competitive, and we may face significant and increasing competition.  We expect that many of our competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than we have.  In addition, the healthcare industry is characterized by rapid technological change.  New product introductions or other technological advancements could make some or all of our products obsolete.

Our product liability insurance coverage may not be sufficient to cover claims.

Our insurance policies currently cover claims and liability arising out of defective products for losses up to $2 million.  As a result, if a claim was to be successfully brought against us, we may not have sufficient insurance that would apply and would have to pay any costs directly, which we may not have the resources to do.

If we fail to obtain regulatory approval in foreign jurisdictions, then we cannot market our products in those jurisdictions.

We plan to market some of our products in foreign jurisdictions.  Specifically, we expect that AppyScore will be aggressively marketed in foreign jurisdictions.  We may market our therapeutic products in foreign jurisdictions, as well.  We may need to obtain regulatory approval from the European Union or other jurisdictions to do so and obtaining approval in one jurisdiction does not necessarily guarantee approval in another.  We may be required to conduct additional testing or provide additional information, resulting in additional expenses, to obtain necessary approvals.

Risks Related to Our Securities

We may require additional capital in the future and we cannot assure you that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to your stock holdings.

We have historically needed to raise capital to fund our development efforts and operating losses.  We expect to continue to incur operating losses in 2009 and possibly longer.  If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected.  There can be no assurance that such additional capital will be available in sufficient amounts or on terms acceptable to us, if at all, especially in light of the state of the current financial markets.  Any sale of a substantial number of additional shares may cause dilution to your investment and could also cause the market price of our common stock to decline.

Current challenges in the commercial and credit environment may adversely affect our business and financial condition.

The global financial markets have recently experienced unprecedented levels of volatility.  Our ability to generate cash flows from operations, sell additional equity, issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers, deterioration in our key financial ratios or credit ratings, or other significantly unfavorable changes in conditions.  While these conditions and the current economic downturn have not meaningfully adversely affected our operations to date, continuing volatility in the global financial markets could increase borrowing costs or affect our ability to continue to access the capital markets.  Current or worsening economic conditions may also adversely affect the business of our customers, including their ability to pay for our products and services, and the amount spent on healthcare generally.  This could result in a decrease in the demand for our potential products and services, longer sales cycles, slower adoption of new technologies and increased price competition.  These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our ability to produce our products.

We do not anticipate paying any dividends in the foreseeable future.

We do not intend to declare any dividends in the foreseeable future.  Investors who require income from dividends should not purchase our common stock.

Our stock price, like that of many biotechnology companies, is volatile.

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future, particularly in light of the current financial markets.  In addition, the market price of our common stock has been and may continue to be volatile, especially on the eve of Company announcements which the market is expecting, as is the case with clinical trial results.  Among other factors, the following may have a significant effect on the market price of our common stock:

•	announcements of clinical trial results, FDA correspondence, technological innovations or new commercial products by us or our competitors;

•	publicity regarding actual or potential medical results related to products under development or being commercialized by us or our competitors;

•	regulatory developments or delays affecting our products under development in the U.S. and other countries; and

•	new proposals to change or reform the U.S. healthcare system, including, but not limited to, new regulations concerning reimbursement programs.

Special cautionary notice regarding forward-looking statements

This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause AspenBio’s actual results to vary materially from those indicated by such forward-looking statements.  These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Meaningful factors, which could cause actual results to differ from expectations, many of which are beyond the control of AspenBio, include, but are not limited to, our ability to successfully complete the clinical trial data assessments required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from, the appendicitis test in development, as well as the animal products and other new products developed by AspenBio, and our ability to retain the scientific management team to advance the products in development, execute agreements to provide AspenBio with rights to meet its objectives, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; availability of qualified personnel; and other factors referenced herein. AspenBio does not intend (and is not obligated) to update publicly any such forward-looking statements.  For other factors that may impact such forward-looking statements, reference is made to our annual and quarterly reports filed with the Securities and Exchange Commission.

Use of proceeds

We expect the net proceeds from this offering to be approximately $7.2 million, or approximately $8.3 million if the underwriter exercises its over-allotment option in full.  We intend to use the net proceeds from the sale of the common stock under this prospectus supplement for product development, FDA 510(k) submission related activities, general corporate purposes, and working capital.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.  Accordingly, we will retain broad discretion over the use of such proceeds.  Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.  Our net tangible book value of our common stock as of June 30, 2009 was approximately $10,413,262, or approximately $0.33 per share of common stock based upon 32,037,642 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding as of June 30, 2009.  After giving effect to the sale by us of the 4,482,609 shares of our common stock we are offering, our as-adjusted net tangible book value would have been approximately $17.6 million, or approximately $0.48 per share of common stock based upon 36,520,251 shares outstanding.  This represents an immediate increase in net tangible book value of $0.16 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.22 per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share		$1.70
Net tangible book value per share as of June 30, 2009	$0.33
Increase in net tangible book value per share attributable to the offering	$0.16
As-adjusted net tangible book value per share after giving effect to the offering	$0.48
Dilution in net tangible book value per share to new investors		$1.22

The foregoing table excludes the following, each as of June 30, 2009:

•	4,531,666 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $2.05 per share; and

•	302,530 shares of our common stock reserved for issuance upon the exercise of outstanding warrants.

Underwriting

ThinkEquity LLC is acting as sole underwriter for the offering. Subject to the terms and conditions stated in the underwriting agreement dated as of the date of this prospectus supplement, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, 4,482,609 shares of our common stock.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by its counsel, including the validity of the shares, and to other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter is obligated to purchase all the shares, other than those covered by the over-allotment option described below, if it purchases any of the shares.

The underwriter has advised us that it proposes initially to offer the shares to the public at $1.70 per share. If all the shares are not sold at the initial offering, the underwriter may change the offering price and other selling terms. In event that the underwriter is unable to sell all the shares in the offering, the underwriter may purchase shares as a principal for its own investment account.

We have granted to the underwriter an over-allotment option to purchase up to an additional 672,391 shares of our common stock from us at the same price as to the public, and with the same underwriting discounts and commissions, as set forth on the front cover of this prospectus supplement. The underwriter may exercise this option at any time and from time to time, in whole or in part, during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any.

Subject to certain exceptions, we have agreed that we will not, directly or indirectly, take any of the following actions with respect to our common stock or any securities convertible into or exchangeable or exercisable for any of our common stock: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of such common stock or securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase such common stock or securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of such common stock or securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in such common stock or securities within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or (v) file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to such common stock or securities, or publicly disclose the intention to take any such action, without, in each case, the prior written consent of the underwriter, for 90 days after the date of this prospectus supplement or such earlier date that the underwriter consents to in writing.

Subject to certain exceptions, each of our officers and directors have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common stock or securities convertible into or exchangeable or exercisable for any common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter, for a period of 90 days after the date of this prospectus supplement. In addition, each of our officers and directors have agreed that, without the prior written consent of the underwriter, such officer or director will not, during the 90-day lock-up period, make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the initial 90-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial 90-day lock-up period, then in each case the 90-day lock-up period for us and our officers and directors will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension, provided further, that if at the time of any such release or announcement, we qualify as a company with “actively traded securities” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act, clauses (1) and (2) shall not apply.

Our common stock trades on the NASDAQ Capital Market under the symbol “APPY.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per Share	$0.059	$0.059
Total	$265,865	$305,745

We also agreed to reimburse the underwriter for legal and other expenses incurred by it up to $80,000 in the aggregate.

We estimate that our portion of the total expenses of this offering, not including the underwriting discounts and commissions, will be approximately $72,000.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of our common stock in excess of the number of shares to be purchased by the underwriter in this offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short positions involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make “naked” short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.  Stabilizing transactions consist of various bids for or purchases of shares of our common stock in the open market prior to the completion of the offering.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the NASDAQ Capital Market or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

We estimate that our portion of the total expenses of this offering, not including the underwriting discounts and commissions, will be approximately $72,000.

A prospectus supplement in electronic format may be made available by the underwriter on a website maintained by a third party vendor or by the underwriter. Other than the prospectus supplement in electronic format, the information on such website is not part of the prospectus supplement.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

The underwriter has either provided investment banking services to us in the past or may do so in the future. It receives customary fees and commissions for these services.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those other documents.  The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Annual Report on Form 10-K/A for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K filed with the SEC on January 23, 2009, January 27, 2009, February 17, 2009 (except with respect to Item 7.01), March 18, 2009, June 30, 2009, and August 21, 2009; and

•
our Registration Statement on Form 8-A filed October 1, 2002 registering our common stock under the Securities Act of 1934, as amended by Form 8-A filed on August 27, 2007 and as amended by Form 8-A / Amendment 1 on August 27, 2007.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and the accompanying prospectus incorporate).  Written or oral requests for copies should be directed to us at the address below.

AspenBio Pharma, Inc.
Attention:  Gregory Pusey, Vice Chairman and Secretary
1585 S. Perry Street
Castle Rock, Colorado 80104
Telephone No.: (303) 794-2000
Facsimile No.: (303) 798-8332

Where you can find more information

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.  Our website address is http://www.aspenbiopharma.com. However, information on our website will not be considered a part of this prospectus supplement or the accompanying prospectus.

Legal matters

Ballard Spahr LLP, Philadelphia, Pennsylvania, has passed upon certain legal matters regarding the shares offered by this prospectus supplement. Certain legal matters will be passed upon for the underwriter by Goodwin Procter LLP, New York, New York.

Experts

GHP Horwath, P.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance upon the reports of GHP Horwath, P.C., upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS

ASPENBIO PHARMA, INC.

Units,
Common Stock,
and
Warrants

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. We will describe the specific terms and manner of offering of our shares of common stock or warrants to purchase shares of our common stock (collectively the “Securities”) by providing a prospectus supplement each time we offer and issue our Securities. The applicable prospectus supplement will provide information about the terms of the Securities offered and may add, update or change other information contained in this prospectus.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the Nasdaq Capital Market under the symbol “APPY”. The last reported sales price per share of our common stock as reported by Nasdaq on May 11, 2009 was $1.72.

You should carefully read this prospectus and any applicable prospectus supplement before you invest. Investing in our Securities involves a high degree of risk. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

The Securities offered by this prospectus may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities offered by this prospectus, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2009.

TABLE OF CONTENTS

About this Prospectus	1
Documents Incorporated by Reference	2
Where You Can Find More Information	2
Note of Caution Regarding Forward-Looking Statements	3
Risk Factors	3
Use of Proceeds	9
Description of Units and Warrants	9
Plan of Distribution	9
Indemnification for Securities Act Liabilities	10

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell any amount of our Securities described in this prospectus from time to time and in one or more offerings. Each time we sell Securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering. Each prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any Securities, you should carefully read this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared by or on behalf of us, together with the documents we have incorporated by reference in this prospectus described under the heading “Incorporation of Certain Documents by Reference.” You should also review the additional information described under the heading “Where You Can Find More Information.”

You should only rely on the information contained in or incorporated by reference into this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared by or on behalf of us is accurate only as of the date of their respective covers. Our business, financial condition, plan of operations and prospects may have subsequently changed.

ASPENBIO PHARMA, INC.

AspenBio Pharma, Inc. is dedicated to the discovery, development and marketing of novel patented diagnostics to aid physicians in making more accurate medical decisions. Additionally, a cornerstone of our business has also been the development of innovative therapeutics to enhance animal reproduction. Our product development activities are focused on large worldwide markets that target previously unmet clinical needs.

We have generated limited revenue. We have used significant funds in the development of new products and technologies, and expect this trend to continue for the foreseeable future. At December, 31, 2008 we had stockholders’ equity and working capital of $17,887,952 and $16,124,800, respectively, and at March 31, 2009 we had stockholders’ equity and working capital of $15,585,261 and $13,755,461, respectively. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our business plan.

Our only facility consisting of corporate offices and laboratory space is located at 1585 South Perry Street, Castle Rock, Colorado 80104 and our telephone number is (303) 794-2000. Our website is www.aspenbiopharma.com. Our website is not included as part of this prospectus.

Documents Incorporated By Reference

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed March 16, 2009), and as amended on April 29, 2009

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filed May 7, 2009)

•	Our Current Reports on Form 8-K reporting events of (filing date in parentheses):

May 7, 2009	(May 7, 2009)
April 28, 2009	(April 29, 2009)
March 12, 2009	(March 18, 2009)
February 10, 2009	(February 17, 2009)
January 27, 2009	(January 28, 2009)
January 19, 2009	(January 23, 2009)

•
Our Registration Statement on Form 8-A filed October 1, 2002 registering our common stock under the Securities Act of 1934, as amended by Form 8-A filed on August 27, 2007 and as amended by Form 8-A / Amendment 1 on August 27, 2007.

You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:

AspenBio Pharma, Inc.
1585 S. Perry Street
Castle Rock, Colorado 80104
Telephone No.: (303) 794-2000
Facsimile No.: (303) 798-8332

Where You Can Find More Information

The documents described above are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Note of Caution Regarding Forward-Looking Statements

Certain statements contained in this prospectus that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishment of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action which we intend to pursue to achieve strategic objectives constitute forward-looking information. The sufficiency of such charges, implementation of strategies and the achievement of financial performance are each subject to numerous conditions, uncertainties, and risk factors. Factors which could cause actual performance to differ materially from these forward-looking statements, include, without limitation, management’s analysis of our assets, liabilities, and operations, the failure to sell date-sensitive inventory prior to its expiration, competition, new product development by competitors, which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing products, problems in collecting receivables, testing or other delays or problems in introducing any of our development products, and difficulties in obtaining financing on an as-needed basis.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in our Form 10-K for the fiscal year ended December 31, 2008. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

If we fail to obtain FDA approval, we cannot market certain products in the United States.

Therapeutic or diagnostic products to be used by humans must be approved by the FDA prior to marketing and sale. This applies to our ability to market, directly or indirectly our AppyScore appendicitis test. As new products these tests must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by the FDA. In order to obtain required FDA clearance, we may determine to conduct additional specific clinical trials; this process can take substantial amounts of time and resources to complete. We may elect to delay or cancel our anticipated regulatory submissions for new indications for our proposed new products for a number of reasons, including for the purposed of obtaining a “not substantially equivalent” letter from the FDA and filing for a de novo review of our products. There is no assurance that any of our strategies for obtaining FDA approval in an expedient manner will be successful, and FDA clearance is not guaranteed. The timing of such completion, submission and clearance could also impact our ability to realize market value from such tests. FDA clearance can be suspended or revoked, or we could be fined, based on a failure to continue to comply with those standards. Similar approval requirements and contingencies will also be encountered in a number of major international markets.

FDA clearance is also required prior to marketing and sale for therapeutic products that will be used on animals, and can also require considerable time and resources to complete. New drugs for animals must receive New Animal Drug Application approval. This type of approval is required for the use of our therapeutic equine and bovine protein products. The requirements for obtaining FDA clearance are similar to that for human drugs described above and will require similar clinical testing. Approval is not assured and, once FDA clearance is obtained, we would still be subject to fines and suspension or revocation of clearance if we fail to comply with ongoing FDA requirements.

Advances in competing technologies or development of new technologies while we are securing FDA clearance and / or advancing production and marketing of our appendicitis tests could impact the ability to sell our tests and / or reduce their market potential.

The development of new technologies or improvements in current technologies for diagnosing appendicitis, including CT imaging agents and products that would compete with our appendicitis test could have an impact on our ability to sell the appendicitis tests or the sales price of the tests. This could impact our ability to market the tests and / or secure a marketing partner both of which could have a substantial impact on the value of our appendicitis products.

Medical reimbursement for our products under development, as well as a changing regulatory environment, may impact our business.

The U.S. healthcare regulatory environment may change in a way that restricts our ability to market our appendicitis tests due to medical coverage or reimbursement limits. Sales of our tests will depend in part on the extent to which the costs of our test are paid by health maintenance, managed care, and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These healthcare management organizations and third party payors are increasingly challenging the prices charged for medical products and services. Traditionally, the containment of healthcare costs has become a priority of federal and state governments. Accordingly, our potential products may not be considered cost effective, and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis. Legislation and regulations affecting reimbursement for our products may change at any time and in ways that are difficult to predict and these changes may be adverse to us. Any reduction in Medicare, Medicaid or other third-party payor reimbursements could have a negative effect on our operating results.

If we successfully obtain FDA clearance to market the appendicitis tests, we may experience manufacturing problems that could limit the near term growth of our revenue.

Our ability to successfully market the appendicitis tests once approved will partially depend on our ability to obtain sufficient quantities of the finished test from qualified GMP suppliers.  While we have identified and are progressing with qualified suppliers we have not entered in final supply agreements with potential suppliers. Additionally we will need to have confidence in their ability to produce tests or component parts in sufficient quantities to meet possible demand since without such capacity we may experience delays in securing products or could force us to seek alternative suppliers. The need to locate and use alternative suppliers could also cause delivery delays for a period of time.

The successful development of a medical device such as our appendicitis test is highly uncertain and requires significant expenditures and time.

Successful development of medical devices is highly uncertain. Products that appear promising in research or development may be delayed or fail to reach later stages of development or the market for several reasons, including manufacturing costs, pricing, reimbursement issues, or other factors that may make the product uneconomical to commercialize. In addition, success in preclinical clinical trials does not ensure that larger-scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict and requires significant investments. If our large-scale clinical trials for a product are not successful, we will not recover our substantial investments in that product.

Factors affecting our R&D productivity and the amount of our R&D expenses include, but are not limited to the number and outcome of clinical trials currently being conducted by us and/or our collaborators.

Our results of operations could be affected by our royalty payments due to third parties.

Any revenues from products under development will likely be subject to royalty payments under licensing or similar agreements. Major factors affecting these payments include but are not limited to:

•	Government and third-party payer reimbursement and coverage decisions that affect the utilization of our products and competing products.

•	Sales of initial products and receipt of revenue, or sale of a division of the Company or the underlying intellectual property governed by the respective license agreement.

•	Whether and when contract milestones are achieved, as described in the respective license agreement.

Our success depends on our ability to develop and commercialize new products.

Our success depends on our ability to successfully develop new products. Although we are engaged in human diagnostic antigen manufacturing operations and historically substantially all of our revenues have been derived from this business, we believe our ability to substantially increase our revenues and generate net income is contingent on successfully developing one or more of our pipeline products. Our ability to develop any of the pipeline products is dependent on a number of factors, including funding availability to complete development efforts, to adequately test and refine products, and to commercialize our products, thereby generating revenues once development efforts prove successful. We have encountered in the past and may again encounter in the future problems in the testing phase for different pipeline products, sometimes resulting in substantial setbacks in the development process. There can be no assurance that we will not encounter similar setbacks with the products in our pipeline, or that funding from outside sources and our revenues will be sufficient to bring any or all of our pipeline products to the point of commercialization. There can be no assurance that the products we are developing will achieve commercial success in the marketplace, nor that we will be able to produce them on an economical basis.

Our success will depend in part on establishing effective strategic partnerships and business relationships.

A key aspect of our business strategy is to establish strategic partnerships. We currently have license arrangements with the University of Idaho, the University of Wyoming and The Washington University in St. Louis, and a long term exclusive license and commercialization agreement with Novartis Animal Health, Inc. It is likely that we will seek other strategic alliances. We also intend to rely heavily on companies with greater capital resources and marketing expertise to market some of our products, such as our agreements with Novartis and Merial. While we have identified certain possible candidates for other potential products, we may not reach definitive agreements with any of them. Even if we enter into these arrangements, we may not be able to maintain these collaborations or establish new collaborations in the future on acceptable terms. Furthermore, future arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us, and may involve the issuance of our securities. Our partners may decide to develop alternative technologies either on their own or in collaboration with others. If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, or if we fail to perform our obligations in a timely manner, the development or commercialization of our technology in potential products may be affected, delayed or terminated.

We may experience manufacturing problems that limit the growth of our revenue.

We purify human and animal antigens and tumor markers as our historical revenue base. In 2008, our revenues from these sales were approximately $821,000. We intend to introduce new products with substantially greater revenue potential, including human diagnostic testing products that we expect will consist of an electronic reader and a disposable cassette and recombinant drugs for our animal health business. We currently have entered into initial contracts with manufacturing companies for initial batch and study work including one of these being a manufacturing partner who meets full cGMP requirements and is capable of large scale manufacturing batches of our recombinant drugs to expand the contractual relationship as part of the FDA approval process for our animal health business. Delays in finalizing and progressing under agreements with the cGMP facilities may delay our FDA approval process and potentially delay sales of such drugs. In addition, we may encounter difficulties in production due to, among other things, the inability to obtain sufficient amounts of raw inventory, quality control, quality assurance and component supply. These difficulties could reduce sales of our products, increase our costs, or cause production delays, all of which could damage our reputation and hurt our financial condition. To the extent that we enter into manufacturing arrangements with third parties, we will depend on them to perform their obligations in a timely manner and in accordance with applicable government regulations.

Our success depends upon our ability to protect our intellectual property rights.

Our success will partially depend on our ability to obtain and enforce patents relating to our technology and processes and to protect our trade secrets. Third parties may challenge, narrow, invalidate or circumvent our patents and processes and / or demand payments of royalties that would impact our product costs. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation. Neither the U.S. Patent Office nor the courts have a consistent policy regarding breadth of claims allowed or the degree of protection afforded under many biotechnology patents.

In an effort to protect our un-patented proprietary technology, processes and know-how, we require our employees, consultants and prospective partners to execute confidentiality agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, in some situations, these agreements may conflict, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships. Also, others may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets. We intend to market our products in many different countries some of which we will not have patents in or applied for. Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.

We may be unable to retain key employees or recruit additional qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel. There is intense competition for qualified personnel in our business. A loss of the services of our qualified personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our development programs and our business.

Our competitors may have greater resources or research and development capabilities than we have, and we may not have the resources necessary to successfully compete with them.

Our business strategy is to create a niche to sell unique products that have large market potential and high margin potential. The bio-pharma and biotechnology business segment is highly competitive, and we may face significant and increasing competition. We expect that many of our competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than we have. In addition, the healthcare industry is characterized by rapid technological change. New product introductions or other technological advancements could make some or all of our products obsolete.

Our product liability insurance coverage may not be sufficient to cover claims.

Our insurance policies currently cover claims and liability arising out of defective products for losses up to $2 million. As a result, if a claim was to be successfully brought against us, we may not have sufficient insurance that would apply and would have to pay any costs directly, which we may not have the resources to do.

If we fail to obtain regulatory approval in foreign jurisdictions, then we cannot market our products in those jurisdictions.

We plan to market some of our products in foreign jurisdictions. Specifically, we expect that AppyScore will be aggressively marketed in foreign jurisdictions. We may market our therapeutic products in foreign jurisdictions, as well. We may need to obtain regulatory approval from the European Union or other jurisdictions to do so and obtaining approval in one jurisdiction does not necessarily guarantee approval in another. We may be required to conduct additional testing or provide additional information, resulting in additional expenses, to obtain necessary approvals.

Risks Related to Our Securities

We may require additional capital in the future and we cannot assure you that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to your stock holdings.

We have historically needed to raise capital to fund our operating losses. We expect to continue to incur operating losses in the 2009 calendar year and possibly longer. If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all, especially in light of the state of the current financial markets. Any sale of a substantial number of additional shares may cause dilution to your investment and could also cause the market price of our common stock to decline.

Current challenges in the commercial and credit environment may adversely affect our business and financial condition.

The global financial markets have recently experienced unprecedented levels of volatility. Our ability to generate cash flows from operations, issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for the Company’s products or in the solvency of its customers or suppliers, deterioration in the Company’s key financial ratios or credit ratings, or other significantly unfavorable changes in conditions. While these conditions and the current economic downturn have not meaningfully adversely affected our operations to date, continuing volatility in the global financial markets could increase borrowing costs or affect the company’s ability to access the capital markets. Current or worsening economic conditions may also adversely affect the business of our customers, including their ability to pay for our products and services, and the amount spent on healthcare generally. This could result in a decrease in the demand for our potential products and services, longer sales cycles, slower adoption of new technologies and increased price competition. These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our ability to produce our products.

We do not anticipate paying any dividends in the foreseeable future.

The Company does not intend to declare any dividends in the foreseeable future. Investors who require income from dividends should not purchase our securities.

Our stock price, like that of many biotechnology companies, is volatile.

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future, particularly in light of the current financial markets. In addition, the market price of our common stock has been and may continue to be volatile, especially on the eve of Company announcements which the market is expecting, as is the case with clinical trial results. Among other factors, the following may have a significant effect on the market price of our Common Stock:

•	Announcements of clinical trial results, FDA correspondence, technological innovations or new commercial products by us or our competitors.

•	Publicity regarding actual or potential medical results related to products under development or being commercialized by us or our competitors.

•	Regulatory developments or delays affecting our products under development in the U.S. and other countries.

•	New proposals to change or reform the U.S. healthcare system, including, but not limited to, new regulations concerning reimbursement programs.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the Securities under this prospectus for product development, FDA 510(k) submission related activities, general corporate purposes, and working capital. Specific allocations of the proceeds for such purposes have not been made at this time.

DESCRIPTION OF WARRANTS AND UNITS

We may issue warrants to purchase our common stock. Warrants may be issued independently or together with shares of our common stock, and sold as units, and may be attached to or separate from the securities. The warrants will be issued under warrant agreements as detailed in the prospectus supplement relating to warrants being offered. The applicable prospectus supplement will describe the material terms of the warrants.

We may issue units consisting of shares of common stock and warrants. The shares and warrants may be attached to or separate from each other, even though sold as a unit. The applicable prospectus supplement will describe the material terms of the units.

PLAN OF DISTRIBUTION

We may sell these Securities offered under this prospectus through agents, through underwriters or dealers, or directly to one or more purchasers.

Underwriters, dealers, and agents that participate in the distribution of these Securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of these Securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which these securities may be listed.

The distribution of these Securities may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in our best interests or not opposed to it.  We are also required to indemnify a person who is or was a director, officer, employee or agent of ours and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys’ fees, incurred by him or her in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

AspenBio Pharma, Inc.